Exhibit 10.2
[English Translation]
Tenancy Agreement
Two parties
Owner: Lai Ping Kuen
Leaser: Info Smart Technology Limited (Miss Sze Po Nei)

The two parties agree on the lease as below:

1. The owner rents out the unit to the leaser, located in Flat A1, Floor 19, Block A, Fortune Factory Building, No.40, Lee Chung Street, Hong Kong. The lease is 7,500 Hong Kong dollars per month ( A receipt will be given while receiving the money) with the time remark of one year, namely from April 1st ,2006 to march 31st, 2007. The leaser can not go off fire within the lease; otherwise he must pay for the double lease in all. If the leaser needs to move out within one year, the owner will be entitled to keep the one-month deposit for his loss.

2. The leaser can not rent out the room to the third, and he should not take up other places but the leased room above. Beyond the time limit, if the leaser wants to live continuously, he should notify the owner by letter ahead of one month (The two parties also need to sign a new effective contract), otherwise the leaser must turn in one-month lease. If the owner wants to withdraw the flat, he should also inform the leaser ahead of one month.

3. The lease must be paid on the first day every with the former paying method, and the leaser can not find any excuses to default. If the leaser postpones the payment for 10 days, the owner will put up a notice on the wall of the building to promote the payment. If the leaser doesn’t give the money to the owner or non-fulfill any term in the contract, the owner has the legal right to end the agreement, and the revolution will be carried out based on the contract-breaking of the leaser. Moreover, the owner will rent the flat to another and ask for the unpaid lease, the leaser should agree to it.

4. When the leaser moves away, he must take away all the furniture and other sundries with the lease except the things of the owner. If the leaser finds some excuses not to give back the keys or leave any things for putting off the moving time, in three days after the leaser moves away, the owner has the right to sell the things with two eyewitnesses without the procedure in the police station and the hire court. the money will make up the difference, if it isn’t enough yet, the leaser must pay for the rest.

5. The leaser needn’t pay for the construction and the take-over expenses, but he should give two-month-lease deposit to the owner, namely 15,000 Hong Kong dollars. The owner will return the deposit without interest and take back the contract. If the leaser doesn’t pay off the lease and other expenses, the owner is entitled to deduct the difference in the deposit. It should be known to the leaser that the deposit can’t be paid for the rent as cash.

6.  The property tax is paid by the owner, and the government rates, management expense, water, electricity, pump, telephone and other expenses will be paid by the leaser.

7. This building is only be used as an industrial storehouse, so the leaser mustn’t store dangerous goods or do other illegal things breaking the laws of Hong Kong in it, otherwise, the owner will notify the relevant government. The leaser should not make noise or disturb the neighbors. If there are dissatisfactions from them and he still does as before, the owner is entitled to force him out,

8. The hang of clothes should be in the allowed place, and if there is damage or loss, the owner has no responsibilities. Without the written allowance of the owner, the leaser can’t put up any individual or team signs on any places of the building as well as announcement advertisements. The leaser shouldn’t assemble clotheshorses, pergola, and lampion signs and so on. If the leaser breaks the regulations, the owner will send for someone to knock them down and all the relevant expenses must be paid by the leaser.

9. All the former equipment and room may be changed only with the allowance of the owner. If there is a notice from the government to inform of knocking down the unit, the lease must move out in the limit time without any amends of the owner.

10. If there is any damage on the equipment of the flat such as cleanness appliances, water faucet, penstock, the leaser should repair or pay for them. If the leaser damage unconsciously the equipment of the building or others’ furniture, or hurt others, he must be responsible for that. The leaser should purchase the wind, water, fire, thieving and accident disaster insurance. If the leaser suffers from any losses, the owner isn’t in responsibilities.

11. The leaser is not permitted to raise cats, dogs and other hateful birds and animals in the building.

12. The leaser should not refuse the persons sent by the owner to check the flat or do repairing at the proper time. At the deadline or ahead of the deadline, in noninterference, the leaser should permit the person who carries the written certification of the owner to enter the flat to check in a appropriate time.

13. The paper-cut for window decoration in the walls installed by the leaser when he just moves into the building, it can’t be put down and kept tidy when he moves out. The leaser can take back the cut-paper for window decoration only with the allowance of the owner and must repair the building completely. A water and an electricity watches are included in the building, and the leaser should return them to the owner without damage. If the leaser damages the equipment attentively, the owner will accuse him of attentive damage crime and he must pay for it.

14. The watches of the building registered with the owner’s name, are maintained and repaired by the owner. The leaser pays for the expense according the consumption on them, if the leaser owes the rent for over 15 days or doesn’t turn in the expenses including water and electricity expenses and management expense, the owner is entitled to stop providing water and electricity power for the leaser.

15. The leaser receives the   keys to the doors and mail boxes from the owner and he must returns it to the owner when leaving. If he loses them, he must prepare another series.

16. This release includes two originals and two copies, and the owner and the leaser keep each one. Stamp tax, lease and layer expenses are paid equally by both parties. If there are something not to be noted, they can be handled in accordance with the relevant regulations and laws on building lease.

Two parties
The owner: Owner’s signature(s) /s/ Lai Ping Kuen
ID number or business registration number: A198897
The leaser: Leaser’s signature(s) /s/ Miss Sze Po Nei for Info Smart Technology Limited
ID number : K100228(7) or business registration number: 32327759-000-12-04-5
Eyewitness:

March 22nd ,2006

Remarks:
Cleanness equipment:
1	Men’s Washroom: two boxes, one seat per box for stool, two washing basins.
2	Women’s Washroom: three boxes, one seat per box for stool, three washing basins.
3	One copy of the insurance for the goods bought by the leaser should be given to the owner